Exhibit 10.2

AGREEMENT TO SERVE AS CHAIRMAN OF FIS’ BOARD OF DIRECTORS

In consideration for the mutual promises in this Agreement to Serve as Chairman of FIS’ Board of Directors (this “Agreement”), Fidelity National Information Services, Inc. (together with its successors and assigns, “FIS” or “Company”), and Frank R. Martire (the “Chairman” and, together with FIS, the “Parties”) agree as follows.
1.Purpose. The purpose of this Agreement is to recognize the Chairman’s significant contributions to the overall performance and success of Company and to provide a single, integrated document which shall provide the basis for the Chairman’s continued service. This Agreement is entered into in connection with the Severance Agreement and Release between the Parties dated October 28, 2016 (the “Severance Agreement”). Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Severance Agreement. This Agreement shall become effective on the Effective Date (as defined in the Severance Agreement).
2.    Position and Effective Date. The Chairman agrees to serve as the Chairman of FIS’ Board of Directors (the “Board”), commencing January 1, 2017. The Chairman shall have all the duties, functions and responsibilities customary for the chairman of the board of directors of a public company of FIS’ size and nature.
3.    Term. The term of the Chairman’s service under Section 2 above (the “Term”) shall commence on January I, 2017 (the “Commencement Date”) and continue through the date that the Company’s annual meeting of Shareholders (“Annual Meeting”) is held in 2017. If, at that Annual Meeting, the Chairman is re-elected as a Director by a majority of the Company’s shareholders, then the Term shall be extended automatically through the date the Annual Meeting is held in 2018. Further, and subject at all times to termination of the Chairman’s service under this Agreement (and of the Term) pursuant to Section 4 below, upon the date of each subsequent Annual Meeting at which the Chairman is re-elected as a Director the Term shall be extended automatically until the date that the next Annual Meeting is held. The Company agrees to nominate the Chairman for election, and to recommend his election, as a Director at each Annual Meeting that occurs during the Term.
4.    Termination. The Chairman’s service under this Agreement, and the Term, shall terminate without further action by the parties in any of the following circumstances:
(a)    the election by the Board of Directors of a new Chairman of the Board;
(b)    the failure of the Chairman to win re-election as a Director at any Annual Meeting of the Company at which the Company nominates him for re-election and recommends that he be elected; or
(c)    the resignation of the Chairman from the Board.
5.    Compensation. During the Term, Company shall pay the Chairman as follows:
(a)    an annual cash retainer of no less than $667,000, payable in accordance with the Company’s standard practice for payment of Directors; and
(b)    an annual equity grant valued at no less than $333,000, made at the same time during the year that the Company makes annual equity grants to Directors, officers and key employees generally.
6.    Other Benefits. In addition to the compensation described above, and to any benefits to which the Chairman may be entitled under the terms of the Severance Agreement, the Chairman shall be entitled to the following during the Term:
(a)    Continued participation in the Company’s SunGard Synergy Bonus program at the levels approved for the Chairman by the Compensation Committee of the Board while the Chairman served as Executive Chairman (provided, however, that his participation shall continue after the Term in the event that the Term ends under Section 4(a) above);
(b)    Beginning as of January 1, 2017 and ending as of the later of December 31, 2019 and the expiration of the Term, quarterly payment of the excess of the gross quarterly cost to the Chairman of obtaining medical, dental and vision coverage for himself and his family that is comparable to that provided to him by the Company while he was Executive Chairman over the Chairman’s quarterly contribution to his current Company coverage as of the date of this Agreement; and
(c)    Continued provision of an appropriate office and executive assistant coverage, along with continued use of Company telephone and computer equipment;
(d)    Continued reimbursement for appropriate expenses related to the performance of his duties as Chairman; and
(e)    Continued customary usage of corporate aircraft and all other benefits and perquisites provided to the Chairman while he served as Executive Chairman.
7.    Company Policies. The Chairman represents that he has read and understands the Company’s policies applicable to Directors regarding insider trading and prohibiting the hedging and pledging of Company stock, which policies shall apply to him for so long as he remains a Director, notwithstanding anything in the Severance Agreement or elsewhere to the contrary. After the end of his service as a Director, the Chairman’s only restrictions on trading in company securities will be those imposed by law or regulation.
8.    Sections 11, 14, 15, 18, 19, 20 and 21 of the Severance Agreement (relating, respectively, to miscellaneous items, governing law and dispute resolution, construction, amendments and waivers, representations, notices, and counterparts and signatures) shall be deemed incorporated into this Agreement as if set forth verbatim in it, provided however that references in those Sections to Employee shall be deemed to be references to the Chairman.
IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the Effective Date.
FIDELITY NATIONAL INFORMATION SERVICES, INC.

By: /s/ Michael P. Oates            Date: October 28, 2016
Its: Chief Administrative Officer

FRANK R. MARTIRE

/s/ Frank R. Martire                Date: October 28, 2016

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